Exhibit 99.2

BioLargo’s year-to-date revenues up 80%

Annual revenue record secured, with one quarter remaining.

Westminster, CA – November 15, 2024 – BioLargo, Inc. (OTCQX:BLGO), a company that creates and commercializes sustainable technologies to solve tough environmental and cleantech challenges, announced results of its third quarter of 2024:

●	Revenues ($14.1 million) through September 30, 2024, were 80% greater than the same period in 2023.

●	Revenue in the third quarter of 2024 increased 63% ($4.4 million) as compared to the third quarter of 2023.

●	Net loss was $1.1 million for the third quarter, and $2.6 million through September 30, 2024, compared to $1.5 million and $3.6 million for the same periods in 2023.

●	The company had current assets of $7,394,000 at September 30, 2024, of which $3,882,000 was cash and cash equivalents.

●	Total stockholder’s equity was $6.0 million as of September 30, 2024.

The full details of the company’s financials and business information for the three months and nine months ended September 30, 2024, were filed with the SEC on Form 10-Q, available at www.biolargo.com/sec-filings.

Dennis P. Calvert, President and CEO of BioLargo, commented, “With one quarter still remaining we’ve already secured a revenue record for 2024, making it our tenth consecutive year of record-setting growth. At the same time, we believe this growth is a mere fraction of our true potential. Each of our subsidiaries has huge potential to disrupt their respective markets and improve lives around the world. Based on our track record of growth and adoption in new business segments underway, we believe 2025 could shape up to be another record year.”

He continued, “This year we made substantial investments in equipment and infrastructure in preparation for the anticipated national rollout of our subsidiary Clyra Medical Technologies’ products. Like all the technologies we develop at BioLargo, Clyra’s products have features and benefits that are simply unmatched in the marketplace, which is why we are so excited to see these products adopted in the marketplace where they can make an impact for the greater good.”

About BioLargo, Inc.

BioLargo, Inc. (OTCQX:BLGO) is a cleantech and life sciences innovator and engineering services solution provider. Our core products address PFAS contamination, achieve advanced water and wastewater treatment, control odor and VOCs, improve air quality, enable energy-efficiency and safe on-site energy storage, and control infections and infectious disease. Our approach is to invent or acquire novel technologies, develop them into product offerings, and extend their commercial reach through licensing and channel partnerships to maximize their impact. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding anticipated revenue; and plans for future operations. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.